NewsLine

July 24, 2012
TO ALL MEMBERS:

FHLBANK CINCINNATI ANNOUNCES
ORGANIZATION CHANGES AND PROMOTIONS

I am pleased to announce that at the July Board meeting your Board of Directors approved changes in the Bank’s Senior Management organization and related promotions effective August 1, 2012.

Donald R. Able is promoted to Executive Vice President, Chief Operating Officer, from Senior Vice President, Chief Accounting and Technology Officer. Don is responsible for daily operational oversight with a primary focus on Accounting, Information Technology, Human Resources, Correspondent Services (DDA, Wires, Investment Services) and Administrative Services. He began his accounting career at the Bank in 1981. After multiple promotions, Don became Senior Vice President, Controller in 2006 and assumed the role of Chief Accounting and Technology Officer in 2011. He completed his undergraduate studies at Thomas More College and received a Master of Business Administration degree from Xavier University. Don is a licensed Certified Public Accountant (CPA) and currently serves as Chairman of the IT Steering and Disclosure management committees.

R. Kyle Lawler is promoted to Executive Vice President, Chief Business Officer from Senior Vice President, Chief Credit Officer. Kyle will assume responsibilities for the primary business lines of the Bank including Credit Services, Mortgage Purchase Program and Housing and Community Investment. He joined the Bank in 2000 from GE Capital Mortgage Insurance as Senior Vice President and was one of the principal architects of MPP. Since 2007, Kyle has maintained responsibility for Credit Services (Member Credit, Capital Plan Administration and Collateral) and primary relationship management for large asset members. Kyle received a bachelor’s degree in Business Administration from the University of Mississippi and is currently attending the Stonier Graduate School of Banking. He was recently named Chairman of the Credit Risk Committee and assumed management liaison responsibilities for the Board FARM Committee. Kyle has represented the Bank at the System-level in the AMA, Credit Officers and General Legal Counsel Committees.

Please join me in congratulating Don and Kyle on their promotions.

Andrew S. Howell
President and CEO

www.fhlbcin.com